Exhibit 10.33

LEASE-BUSINESS

THIS LEASE is made between O & B Properties, Inc., hereafter called “Lessor,” whose address for purposes of notice under this lease is 14250 SW 72nd Ave. Miami, Florida 33158, and Millenium Natural Health Products, Inc. hereafter called “Lessee,” whose address for purposes of notice under this lease is 10545 NW 37th Terr. Miami, Florida 33178.

The parties agree as follows:

1. AGREEMENT TO LEASE: DESCRIPTION OF THE PROPERTY. The Lessor leases to the Lessee, and the Lessee rents from the Lessor, the following described commercial space:

Warehouse building located at: 10545 N.W. 37th Terrace, Miami, Florida 33178

2. TERMS OF LEASE. The term of the lease is as follows:

The term of this lease shall be a period of thirty six months, commencing on July 1st, 2012, and ending at 12:00 midnight on June 30th, 2015. Lessee will have the Option to continue the Lease. Each Option shall be for a period of Three (3) years. (36 Months) if Lessee exercises the Option they must notify the Lessor 60 days before the end of the Lease. If the tenant chooses not to exercise the option, they must notify the Lessor 60 days prior to the expiration of the current lease.

3. RENTAL.

a.	For the first year of this lease Lessee shall pay to Lessor as rent at the address set forth above, or at any other address that Lessor may designate, the minimum annual rent of $67,491.84 in lawful money of the United States of America, payable in twelve equal monthly installments of $5,624.32 plus applicable sales tax.

b.	The minimum annual rent shall increase thereafter, on each anniversary date of this lease, in an amount equal to four percent (4%) over previous year’s rent, including renewal period if any.

c.	All payments due from Lessee to Lessor under the terms of this lease, including but not limited to monthly rental payments, shall be paid promptly when due to Lessor at the place Lessor designates in writing. If Lessor does not receive any payment by 12:00 midnight on the 7th day following the day on which the payment is due, a late fee equal to 5% of the delinquent payment shall be due from Lessee to Lessor as additional rent.

4. TAXES. Landlord shall be responsible for all municipal, county, or state taxes assessed during the term of this lease on the leased real property and building insurance. However, the Tenant shall be responsible for all increases in said taxes and building insurance for the entire Lease term using the real estate taxes and building insurance’s paid by Landlord in 2011 as the base year.

5. SECURITY DEPOSIT AND ADVANCE RENT. Concurrent with the execution of this lease, Lessee has deposited with Lessor the amount of $11,642.34, as payment for the first month and partial payment for last month rent. The receipt of which is acknowledged by Lessor for Lessee’s payment of the agreed rent. For the security deposit, Lessee shall pay Lessor a total of $5,624.32, also due upon execution of the lease agreement. lf, at any time Lessee defaults in any provision of this lease, Lessor will have the right to use the security deposit or as much of it as may be necessary to pay any rent in default, any expense incurred by Lessor in curing any default by Lessee, or any damages incurred by Lessor by reason of Lessee’s default. if the security deposit is not used for any such purpose, it shall be refunded to Lessee on the expiration of this lease. This sum shall be retained by Lessor as security for Leesee’s payment of the agreed rent. Lessee will not be entitled to interest on the security deposit. The Lessee acknowledges and understands that the Lessor will hold advance rent of $5,624.32 and shall be consider as payment in escrow for the last month rent.

6. SUBORDINATION. This lease and all rights of Lessee under it are and shall be subject to and subordinate to the rights of any mortgage holder now or hereafter having a security interest in the leased premises or any other encumbrances Lessor desires to place on the property.

7. LESSEE’S COVENANTS. Lessee further covenants and agrees as follows:

a.	To pay the rent and every installment of it when it comes due; to use the premises in a careful and proper manner for the express purpose of operating assembly, manufacturingand distribution of health products and dietary supplements; to commit or permit no waste or damages to the premises; to conduct or permit no business or act that is a nuisance or may be in violation of any federal, state, or local law or ordinance; to surrender the premises on expiration or termination of this lease in clean condition and good repair, normal wear and tear excepted, provided, however, that all alterations, additions, and improvements permanently attached and made by Lessee, its successors, sublessees, and assigns (excepting movable furniture, equipment, supplies, inventory, or equipment installed by Lessee) shall become and remain the property of Lessor on the termination of Lessee’s occupancy of the premises.

b.	To pay all costs of electricity, and all other utilities used on the building located at: 10545 NW 37th Terr. Lessee shall be responsible for providing for and paying the cost of all janitorial services, trash services and proportionate share of lawn and landscape services for the premises. In addition, Lessee shall be responsible for and pay the cost of all repairs and maintenance of the building interior, including, but not limited to: the replacement of any broken glass in windows and doors, HVAC, electrical, mechanical, security and plumbing systems. Lessee shall pay the amounts due for all such services provided to it by third parties within ten (10) days of becoming due.

c.	To maintain at all times during the lease term, at Lessee’s cost, a comprehensive public liability insurance policy protecting Lessor against all claims or demands that may arise or be claimed on account of Lessee’s use of the premises, in an amount of at least $1,000,000.00 for injuries to persons in one accident, $1,000,000.00 for injuries to any one person, and $1,000,000.00 for damages to property. The insurance shall be written by a company or companies acceptable to Lessor, authorized to engage in the business of general liability insurance in the state of Florida. Lessee shall deliver to Lessor annual certificates demonstrating that insurance is paid up and copies of the insurance policies issued by the insurance companies. Lessee further agrees to maintain at all times during the lease term, at Lessee’s cost, broad-coverage fire and casualty insurance on its property (including inventory) and to provide Lessor with a copy of the policy and a certificate issued by the insurance company demonstrating that insurance is paid up. At its option, Lessor may request Lessee to obtain a certified statement by each insurance carrier containing a clause providing that the insurance carrier will give Lessor 30 days’ written notice before any cancellation shall be effective. The insurance policies shall be provided by Lessee and shall be for a period of at least one year. If Lessee fails to furnish policies or certificates showing policies to be paid in full as provided in this lease, Lessor may obtain the insurance, and the premiums on that insurance will be deemed additional rental to be paid by Lessee to Lessor on demand.

d.	To prohibit and refrain from engaging or in allowing any use of leased premises that will increase Lessor’s premiums for insurance on the building without the express written consent of Lessor.

e.	To indemnify and hold harmless Lessor and the leased premises from all costs, losses, damages, liabilities, expenses, penalties, judgments, attorney’s fees and fines whatsoever that may arise from or be claimed against Lessor or the leased premises by any person or persons for any injury to person or property or damage of whatever kind or character arising from: the use or occupancy of the leased premises by Lessee; from any neglect or fault of Lessee or the agents and the employees of Lessee in using and occupying the premises; or from any failure by Lessee to comply and conform with all laws, statutes, ordinances, and regulations of any governmental body or subdivision now or hereafter in force. If any lawsuit or proceeding shall be brought against Lessor or the leased premises on account of any alleged violations or failure to comply and conform or on account of any damage, omission, neglect, or use of the premises by Lessee, the agents and employees of the Lessee, or any other person on the premises, Lessee agrees that Lessee or any other person on the premises will defend it, and pay whatever judgments may be recovered against Lessor or against the premises on account of it, and pay for all attorney’s fees in connection with it, including attorney’s fees on appeal.

f.	In case of damage to glass in the leased premises, to replace it with glass of the same kind, size, and quality as quickly as possible at Lessee’s expense.

g.	At Lessee’s expense, to perform all maintenance and repair required to keep the heating and air-conditioning equipment serving the leased premises in good operating condition during the term of this lease and any renewal term.

h.	To make no alterations in or additions or improvements to; install any equipment in; or maintain signs advertising its business on the premises without, in each case, obtaining the written consent of Lessor. If any alterations, additions, or improvements in or to the premises are made necessary by reason of the special use and occupancy of the premises by Lessee, Lessee agrees that it will make all such alterations, additions, and improvements in or to the premises at its own expense and in compliance with all building codes, ordinances, and governmental regulations pertaining to such work, use, or occupancy. Lessee agrees that it will hold Lessor harmless against all expenses, liens, claims, and damages to either property or person that may or might arise because any repairs, alterations, additions, or improvements are made.

i.	To permit Lessor to enter, inspect, and make such repairs to the leased property as Lessor may reasonably desire, at all reasonable times, and to permit Lessor to put on the leased premises a notice that Lessee may not remove stating that the premises are for rent one month preceding the expiration of this lease.

j.	Any repairs needed on the premises, interior or exterior, under $150.00 will be at Lessee’s expense.

k.	Lessee shall incur the expenses of any initial modifications to the premises required by Lessee. A written notice must be submitted and approved by Lessor prior to commencement of work.

8. LESSOR’S COVENANTS. Lessor covenants and agrees as follows:

a.	To warrant and defend Lessee in the enjoyment and peaceful possession of the premises during the aforesaid term.

b.	If the premises are destroyed or so damaged by fire, casualty, or other disaster that they become untenantable, Lessor will have the right to render the premises tenantable by repairs within 90 days from the date of damage with reasonable additional time, if necessary, for Lessor to adjust the loss with insurance companies insuring the premises, or for any other delay occasioned by conditions beyond the control of Lessor. If the premises are not rendered tenantable within that time, either party will have the right to terminate this lease by written notice to the other. In the event of such termination, the rent shall be paid only to the date of the damage. If the lease is not terminated, rent nevertheless shall be abated during the period of time from the date of damage to the date of physical occupancy by Lessee or date of complete restoration, whichever occurs first.

9. DEFAULT IN PAYMENT OF RENT. If any rent required by this lease is not paid when due, Lessor will have the option to:

a.	To Terminate this lease, resume possession of the property, and recover immediately from Lessee the difference between the rent specified in the lease and the fair rental value of the property for the remainder of the term, reduced to present worth; or

b.	Resume possession and release or rent the property for the remainder of the term for the account of Lessee and recover from Lessee at the end of the term or at the time each payment of rent comes due under this lease, whichever Lessor may choose, the difference between the rent specified in the lease and the rent received on the releasing or renting.

10. DEFAULTS OTHER THAN RENT. If either Lessor or Lessee fails to perform or breaches any agreement on this lease other than the agreement of Lessee to pay rent, and this failure or breach continues for ten days after a written notice specifying the required performance has been given to the party failing to perform, (a) the party giving notice may institute action in a court of competent jurisdiction to terminate this lease or to complete performance of the agreement, and the losing party in that litigation shall pay the prevailing party all expenses of the litigation, including reasonable attorneys’ fees; or (b) Lessor or Lessee may, after 30 days’ written notice to the other, comply therewith or correct any such breach, and the costs of that compliance shall be payable on demand.

11. INSOLVENCY, BANKRUPTCY, ETC., OF LESSEE. If Lessee is declared insolvent or adjudicated a bankrupt; if Lessee makes an assignment for the benefit of creditors; if Lessee’s leasehold interest is sold under execution or by a trustee in bankruptcy; or if a receiver is appointed for Lessee, Lessor, without prejudice to its rights hereunder and at its option, may terminate this lease and retake possession of the premises immediately and without notice to Lessee or any assignee, transferee, trustee, or any other person or persons, using force if necessary.

12. LESSOR TO HAVE LIEN. Lessor Will have a lien against all goods, equipment, furniture, and other personal property of Lessee brought, stored, or kept on the leased premises during the lease term, in the aggregate amount of all rent, damages, and other sums that may at any time be owed by Lessee to Lessor under the lease. In the event of any default by Lessee, Lessor may foreclose the lien in the same manner that a mortgage would be foreclosed and, in that event, Lessee shall be obligated for all court costs and reasonable attorneys’ fees.

13. ELECTION BY LESSOR NOT EXCLUSIVE. The exercise by Lessor of any right or remedy to collect rent or enforce its rights under this lease will not be a waiver or preclude the exercise of any other right or remedy afforded Lessor by this lease agreement or by statute or law. The failure of Lessor in one or more instances to insist on strict performance or observations of one or more of the covenants or conditions of this lease or to exercise any remedy, privilege, or option conferred by this lease on or reserved to Lessor shall not operate or be construed as a relinquishment or future waiver of the covenant or condition or the right to enforce it or to exercise that remedy, privilege, or option; that right shall continue in full force and effect. The receipt by Lessor of rent or any other payment or part of payment required to be made by the Lessee shall not act to waive any other additional rent or payment then due. Even with the knowledge of the breach of any covenant or condition of this lease, receipt will not operate as or be deemed to be a waiver of this breach, and no waiver by Lessor of any of the provisions of this lease, or any of Lessor’s rights, remedies, privileges, or options under this lease, will be deemed to have been made unless made by Lessor in writing.

No surrender of the premises for the remainder of the term of this lease will be valid unless accepted by Lessor in writing. Lessee will not assign or sublet this lease without Lessor’s prior written consent. No assignment or sublease will relieve the assignor or sublessor of any obligation under this lease. Each assignee or sublessee, by assuming such status, will become obligated to perform every agreement of this lease to be performed by Lessee, except that a sublessee shall be obligated to perform such agreements only insofar as they relate to the subleased part of the property and the rent required by the sublease. Sublessee will be obligated to pay rent directly to Lessor only after Sublessor’s default in payment and written demand from Lessor to Sublessee to pay rent directly to Lessor.

14. ADDRESSES FOR PAYMENTS AND NOTICES. Rent payments and notices to Lessor shall be mailed or delivered to the address set forth on the first page of this lease, unless Lessor advises Lessee differently in writing.

Notices to Lessee may be mailed or delivered to the leased premises and proof of mailing or posting of those notices to the leased premises will be deemed the equivalent of personal service on Lessee. All notices to either party shall be sent by certified or registered mail, return receipt requested.

15. CAPTIONS. The captions and paragraphs or letters appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of the sections or articles of this lease or affect this lease in any way.

16. FLORIDA LAW. This lease will be governed by the laws of the state of Florida, as to both interpretations and performance.

17. ENTIRE AGREEMENT. This lease sets forth all the promises, agreements, conditions, and understandings between Lessor and Lessee relative to the leased premises. There are no other promises, agreements, conditions, or understandings, either oral or written, between them. No subsequent alteration, amendment, change, or addition to this lease will be binding on Lessor or Lessee unless in writing and signed by them and made a part of this lease by direct reference.

18. TERMS INCLUSIVE. As used herein, the terms “Lessor” and “Lessee” include the plural whenever the context requires or admits.

19. REPRESENTATIVES BOUND HEREBY. The terms of this lease will be binding on the respective successors, representatives, and assigns of the parties.

20. BROKERS. Lessor and Lessee agree that the no real estate brokers are involved in this transaction. There will be no payment to any real estate broker.

21. RADON GAS. Radon Gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from your county public health unit.

22. WAIVER OF TRIAL BY JURY. LESSOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY LESSOR AGAINST LESSEE ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LEASE. Lessor further agrees that it shall not interpose any counterclaim or counterclaims (except compulsory counterclaims) in any summary proceeding or in any action based upon nonpayment of rent or any other payment required from Lessee.

23. SUBLEASING/ASSIGNMENT. The Lessee shall not sublease or assign the premises without the expressed written consent of the Landlord, which consent will not be unreasonably withheld.

24. ATTORNEYS’ FEE AND COSTS. Lessee agrees that if Lessor shall employ an attorney to present, enforce, or defend any or all of Lessor’s rights or remedies under the Lease, Lessee shall pay any reasonable attorneys’ fees and costs incurred by Lessor in such connection, whether such fees are incurred before or at trial or on appeal, provided that Lessor shall be successful in its enforcement or defense of the Lease, and further provided that Lessee shall have the reciprocal right to attorney’s fees and costs if it shall prevail in any litigation between Lessor and Lessee.

25 RIGHT OF FIRST REFUSAL TO RENT. Lessee shall have the right of first refusal to rent the neighboring warehouse space, 10505 NW 37 Terrace, Miami, Florida 33178, once the current lease agreement, made between Agrizzi Enterprises, Inc. and O & B Properties, Inc. is terminated.

26. RIGHT OF FIRST REFUSAL TO PURCHASE. If the current Lessor’s decide to sell in the future, Millenium Natural Health Products, Inc., will have the right of first refusal to purchase the leased premises, commonly known as 10545 NW 37 Terrace, Miami, Florida 33178.

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Lease Agreement on 3rd day of February 2012.

Signed, sealed, and delivered in our presence as

EXTENSION OF LEASE TERM BY SUPPLEMENTAL AGREEMENT

10505 NW 37TH TERRACE

DORAL, FL 33178

THIS LEASE of premises described in the Business Lease, most recent extension having been executed by the parties on January 29th, 2015, which will terminate June 30th, 2017.

This lease is hereby extended for an additional period of Five (5) Years, commencing on July 1st, 2017 and terminating June 30th, 2022. The rental during this extension period of this lease shall procure a rental rate of $6,777.05 Dollars per month, exclusive of sales tax. This rental rate shall incur an annual increment of Three (3%) percent. All maintenance (i.e. janitorial, trash, landscape) shall be payable in the manner set forth in the original business lease.

This extension is granted on the conditions that (1) lessee has paid all rents, taxes, and other charges required by the provisions of the lease for all periods of the lease up to and including June 2017. (2) lessee shall pay all rental, taxes and other charges required by the lease during the entire period of the extension of the lease as the charges become due, and (3) All parties shall comply with all other terms and conditions of the lease, which are to remain in full force and effect, and not be modified, altered or amended in any manner hereby.

This supplemental agreement in conjunction with the original Business Lease, sets forth the entire agreement between the parties.

The Business Lease as extended and supplemented shall not be altered or modified hereafter except by a written memorandum signed by the parties.

IN WITNESS WHEREOF, the parties have executed this supplemental agreement to the Business Lease on June 6, 2017.

LANDLORD:
O & B Properties, Inc.

	By:	/s/ Beatriz Martinez
Beatriz Martinez, President

Witness

Millenium Natural Health Products, Inc.:

	By:	/s/ Ada L. de Quesada
Ada L. de Quesada, President

Witness

AMENDMENT TO LEASE AGREEMENT

LESSOR:	O & B Properties, Inc. (a Florida Corporation)

LESSEE:	Millenium Natural Health Products, Inc. (a Florida Corporation)

PREMISES:	10545 NW 37th Terrace, Miami, FL 33178

DATED:	March 8, 2018

THIS AGREEMENT (the “Amendment”) amends and supplements a certain rental agreement signed and dated February 3, 2012 (the “Lease”) and a certain written “Extension of Lease Term by Supplemental Agreement (“2017 Extension”) signed and dated June 6, 2017, between Lessor and Lessee regarding the above referenced Premises. In exchange for good and adequate consideration, the receipt of which is hereby acknowledged, the terms and conditions of the Lease, 2017 Extension and any other agreements to which this Amendment is annexed are hereby modified by agreement of the parties and said modified terms and conditions shall prevail over any terms and conditions in the Lease, the 2017 Extension and any other agreement regarding the Premises which are to the contrary. The Lease, the 2017 Extension, any other agreement regarding the Premises and the Amendment may be sometimes collectively referred to as “Lease Agreement”.

1. OWNER: Lessor is the sole owner of the Premises.

2. CONSENT: Lessor acknowledges that Lessee contemplates one or more transactions that will change the ownership interests in Lessee and consents to and approves of said transactions to the extent that Lessor’s consent or approval may be necessary. Lessor consents to and approves of ay assignments of the leasehold interest that may be deemed necessary in connection with the transactions. Landlord will not unreasonably withhold consent or approval of any further assignments or subleases.

3. ESTOPPEL: Lessor certifies that the Lease Agreement is in full force and effect and that Lessee is not in default under the terms of the Lease Agreement. Lessor further certifies that Lessor is due the sum of $9,154.31, which includes all past due amounts, late fees, interest, rent for the month of March 2018 and any other money. Lessor is due no other money and no facts or circumstances exist that would cause either Lessee or the Lease to be in default.

4. LEASE TERM: The term of the Lease, including any extensions thereof, ends at 11:59 PM, Eastern Standard Time on June 30, 2022.

5. OPTION TO RENEW: Lessee shall have an option to renew the Lease Agreement for a term of five (5) years and five (5) months (continuously) by giving notice to Lessor of its intent to renew the Lease Agreement (60 DAYS) prior to the expiration of the then current term. Lessee’s option to renew shall be at Lessee’s sole discretion provided that no uncured default under the Lease Agreement exists on the renewal date which shall be 12:00 AM, Eastern Standard Time, on July 1, 2022 and run through 11:59 AM., Eastern Standard Time, on November 30, 2027

6. SUBORDINATION: Lessor, for itself, its successors and assigns, waives and subordinates all present and future rights of lien, levy and distraint, arising out of any present or future provision of the Lease Agreement or applicable law, to any present or future lien or security interest held or sought to be held by any lender of Lessee with respect to any inventory, machinery, equipment, goods or other property of Lessee (“Encumbered Property”).

7. DISCLAIMER OF INTEREST: Lessor disclaims any interest in the Encumbered Property and agrees that it will not become part of the Premises regardless of the nature of the Encumbered Property or the manner in which it may become affixed to or incorporated in the Premises.

8. LESSEE’S TRADE FIXTURES AND EQUIPMENT: All trade fixtures, signs, equipment, furniture, or other personal property of whatever kind and nature kept or installed on the Premises by Lessee shall not become the property of Lessor or a part of the realty no matter how affixed to the Premises and may be removed by Lessee at any time and from time to time during the entire term and any extended term of the Lease Agreement and after its termination. Upon request of Lessee or its assignees or any subtenant, Lessor shall execute and deliver any consent or waiver forms submitted by Lessee or on behalf of Lessee by any vendors, lenders, lessors, chattel mortgagees, or holders or owners of any trade fixtures, signs, equipment, furniture, or other personal property of any kind and description kept or installed on the Premises setting forth that Lessor waives, in favor of Lessee or the vendor, lender, lessor, chattel mortgagee, or any holder or owner, any superior lien, claim, interest or other right therein. Lessor shall further acknowledge that property covered by the consent or waiver forms is personal property and is not to become a part of the realty no matter how affixed thereto, and that such property may be removed from the Premises by Lessee at any time or the vendor, lender, lessor, chattel mortgagee, owner, or holder at any time upon default in the terms of such chattel mortgage or other similar documents, free and clear of any claim or lien of Lessor.

9. LIENS OF LESSOR: If, because of any act or omission of Lessor, any lien, charge, or order for the payment of money is filed against Lessee’s Property, Lessor shall, at its expense, cause the lien or liens to be discharged of record or bonded within 90 days after Lessor receives written notice from Lessee of their filing. In that event, Lessor shall indemnify and save harmless Lessee against and from all costs, liabilities, suits, penalties, claims, and demands. If Lessor fails to cause the liens to be discharged or bonded within the required 90-day period, or if before that period expires Lessee’s quiet enjoyment of the property is affected or threatened as a result thereof, Lessee may cause the liens to be discharged. All payments by Lessee may be deducted from subsequent installments of rent payable under the Lease Agreement.

10. NON-DISTURBANCE: Any mortgage or other encumbrance placed upon the Premised shall provide that so long as there is not outstanding a continuing event of default by Lessee in any term, condition, covenant, or agreement of the Lease Agreement, (i) the leasehold estate of Lessee and Lessee’s peaceful and quiet possession of the Premises shall be undisturbed by any foreclosure of the mortgage or encumbrance, (ii) the net award will be made available for and necessary restoration, and (iii) the lien will be released if Lessee purchases the Premises and pays the purchase price to the mortgagee to the extent that a balance is due on the mortgage.

11. SALE OF ENCUMBERED PROPERTY: The lender may use the Premises to conduct a sale of the Encumbered Property so long as rent is current.

12. NOTICE OF DEFAULT BY LESSEE TO LENDER: Should Lessee fail to make timely payment or otherwise fail to act under the Lease Agreement, Lessor shall give Lessee’s lenders (of which Lessor is aware) not less than seven (7) days written notice of same with a date certain that Lessor will declare Lessee in default if the payment is not received or the action is taken. Lessee’s lender shall be permitted, at its sole discretion, to cure any default during the notice period.

13. NOTICE OF TERMINATION BY LESSOR: Should Lessor intend to terminate the Lease Agreement or otherwise take any action which would, if successful, terminate or otherwise impair the rights of Lessee or Lessee’s lenders (of which Lessor is aware) in the Encumbered Property or the Premises, Lessor shall provide said parties with a copy of a 3 day notice simultaneously with having provided it to Lessee and allow rehabilitation of any default up through a writ of possession being served.

14. ASSIGNMENT TO OR BY LENDER: Notwithstanding other provisions of the Lease Agreement to the contrary, upon an uncured default by Lessee and with Lessee’s consent, at the lenders’ sole discretion and option, the lenders shall be permitted to cure all defaults and deficiencies of Lessee and assume the Lease Agreement or assign (with notice to Lessor) the Lease Agreement to another person or entity at any time up through and including the entry of judgment for eviction and any redemption period.

15. ASSIGNMENT, SUBLETTING:

a.	Assignment and Sublease. Lessee may mortgage, pledge, or otherwise encumber its interest in the Lease Agreement or in any sublease of the Premises. Lessee may assign the Lease Agreement or sublet the Premises (with notice to Lessor), provided that the assignment or sublease is expressly subject to the provisions of the Lease Agreement, and that the assignment or sublease does not affect or reduce Lessee’s obligations hereunder, which shall continue in full effect as the obligations of a principal and not as a guarantor or surety, to the same extent as though no assignment or sublease had been made.

b.	Performance. Any act required to be performed by Lessee under the Lease Agreement may be performed by its assignees or sublessees. Their performance shall be deemed to be that of Lessee and shall be acceptable as its act by Lessor. Sublessee must have general liability insurance. Landlord must be listed as additional insured

16. RIGHT TO CURE LESSOR DEFAULTS: If Lessor fails to pay any liens or encumbrances affecting the Premises and to which the Lease Agreement may be subordinate when any of them become due or otherwise fails to perform any of its covenants or agreements under the Lease Agreement, and the failure or default continues for 30 days after Lessee gives notice to Lessor (notwithstanding any delay or forbearance in giving notice), Lessee may pay the lien or encumbrance and cure the default. Lessee may further make all necessary payments in connection therewith, including, but not limited to, the payment of reasonable attorney’s fees, costs, and charges of or in connection with any pending legal action. Lessor shall immediately pay Lessee all amounts paid by Lessee, including interest thereon at the maximum legal rate, or, if no such rate is established, at 15 percent per annum. All sums charged to Lessor by Lessee hereunder shall be Lessor’s indebtedness to Lessee, payable on demand. If all of Lessor’s indebtedness is not fully paid within 30 days after demand, Lessee may (i) deduct such amount from rent and other obligations subsequently becoming due hereunder, (ii) terminate the Lease Agreement by giving 30 days notice to Lessor (unless Lessor cures the default), or (iii) extend the Lease Agreement on the same covenants and conditions until the indebtedness is fully paid by application to rents and other obligations that become due under the Lease Agreement.

17. RIGHT OF FIRST REFUSAL: If at any time during the term of the Lease Agreement or any extended term of the Lease Agreement, Lessor receives and is willing to accept a bona fide offer from a third party to purchase the Premises or if Lessor offers to sell the Premises to a third party, Lessor shall, promptly transmit to Lessee its offer to sell the Premises to Lessee upon terms and conditions substantially similar to those offered by or to the third party, together with a true copy of such original offer. If Lessee does not accept such offer within 30 days after it is made, Lessor may, within 180 days after the 30-day period expires, sell the interest to a third party upon terms and conditions substantially similar to those offered to Lessee. If Lessee accepts such offer by notice to Lessor within the time permitted, the offer and acceptance shall constitute a contract for the sale by Lessor and the purchase by Lessee of the Premises at a closing to be held within 180 days following the receipt by Lessor of Lessee’s notice of acceptance. On the closing date of such purchase, Lessor shall convey marketable title to the Premises to Lessee against payment of the purchase price.

18. EVENTS OF DEFAULT, REMEDIES:

a.	Default. Any of the following occurrences, conditions, or acts shall constitute an “Event of Default” under the Lease Agreement:

(a) if Lessee:

(i) defaults in making payment when due of any Rent or other monetary obligation to Lessor, and the default continues for 30 days after Lessor gives written notice to Lessee specifying the default and demanding that it be cured, or

(ii) defaults in the observance or performance of any other provision of the Lease Agreement, and the default continues for 60 days after Lessor gives written notice to Lessee specifying the default and demanding that it be cured.

(b) if the Premises is abandoned by Lessee for a period of 45 consecutive days;

(c) if Lessee files a petition in bankruptcy or assignment of benefit to creditors, for reorganization or for an arrangement under the Bankruptcy law or any similar federal or state law, is adjudicated a bankrupt or becomes insolvent, is unable to meet Lessee’s obligations as they become due, or takes any corporate action in furtherance of any of the foregoing;

(d) if a petition or answer is filed proposing the adjudication of Lessee or the Guarantor, if any, as a bankrupt or the reorganization of Lessee under the Bankruptcy law or any similar federal or state law, and (i) Lessee consents to the filing thereof, or (ii) the petition or answer is not discharged or denied within 60 days after its filing;

(e) if a receiver, trustee, or liquidator (or other similar official) of Lessee, of all or substantially all of their respective businesses or assets, or of the estate or interest of Lessee in the Property is appointed and is not discharged within 60 days thereafter or if Lessee consents to or acquiesces in the appointment; or

(f) if Lessee’s estate or interest in the Premises is levied upon or attached in any proceeding and the process is not vacated or discharged within 60 days after the levy or attachment, unless the levy or attachment is being contested.

(g) Notwithstanding the provisions of subparagraphs (c), (d), and (e) above, if at any time during any term of the Lease Agreement, proceedings in bankruptcy, insolvency, or similar proceedings are instituted by or against Lessee, whether or not they result in an adjudication against Lessee, or if a receiver of Lessee’s business or assets is appointed, the proceedings or adjudications shall not affect the validity of the Lease Agreement so long as rent and additional rent reserved under it continues to be paid to Lessor and Lessee performs all its other terms, covenants, and conditions under the Lease Agreement. In that event, the Lease Agreement shall continue to remain in full force and in accordance with its terms.

b.	Remedies. If there is any default, the following shall occur: (a) the rent shall immediately become due and be paid up to the time of reentry, expiration, and/or dispossess; (b) Lessor may relet the Premises or any part or parts of it, either in Lessor’s name or otherwise, for a term or terms which may, at Lessor’s option, be less than or exceed the then remaining term of the Lease Agreement; and (c) Lessee shall also pay to Lessor, as liquidated damages for Lessee’s failure to observe and perform its covenants under the Lease Agreement, any deficiency between the basic rent hereby reserved and/or agreed to be paid and the net amount, if any, of the rents collected on account of the Premises’ lease or leases for each month of the period which would otherwise have constituted the balance of the term of the Lease Agreement. However, any such deficiency shall be paid as the basic rent becomes due and payable in monthly installments. In computing the liquidated damages, there shall be added to the deficiency all reasonable expenses that Lessor may incur in connection with reletting, such as brokerage and preparation for reletting. Lessee shall pay any such liquidated damages in monthly installments on the rent payment dates specified in the Lease Agreement. Any suit brought to collect the deficiency for any month shall not prejudice in any way Lessor’s rights to collect the deficiency for any subsequent month by a similar proceeding. Lessor may make all alterations, repairs, replacements, and decorations in the Premises that it, in its sole judgment, considers advisable and necessary for the purpose of reletting the Premises. Such action by Lessor shall not operate or be construed to release Lessee from its liability under the Lease Agreement. Lessor shall use its best effort to mitigate all damages and to relet the Premises if there is any Event of Default by Lessee. Notwithstanding, Lessee’s obligation shall not exceed 180 days of rent.

19. AMERICANS WITH DISABILITIES ACT: Lessor and Lessee acknowledge that the Americans with Disabilities Act of 1990 (42 U.S.C. ‘12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises on, among other things: (1) whether Lessee’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel requirements”. The parties agree that: (a) Lessor shall be responsible for ADA Title III compliance for the Premises and any common areas, except leasehold improvements or other work performed in the Premises under or in connection with the Lease Agreement by Lessee. The parties shall each be solely responsible for requirements under Title I of the ADA relating to their respective employees.

20. RELATIONSHIP OF PARTIES: Lessor and Lessee shall not be considered or deemed to be joint venturers or partners and neither shall have the power to bind or obligate the other except as set forth in the Lease Agreement.

21. PARTIES BOUND: This Addendum and the Lease Agreement shall bind and inure to the benefit of the undersigned parties, their successors and assigns.

22. NOTICE: All notices shall be delivered by certified, mail return receipt requested, or personal service to the respective addresses set forth below or to such other addresses of which the parties shall have given notice.

The above provisions are hereby agreed upon and expressly consented to by and between both Lessor and the Lessee who executed this Amendment at the place on the date first above written.

State of Florida, County of Dade

The foregoing instrument (Addendum) was acknowledged before me this 9 day of March, 2018 by Oscar Fonseca Jr., Manager of O & B Properties, Inc., who [✓] is/are personally known or [ ] has/have produced ______ as identification.

Susie Orozco
Notary Public

[Notary Seal]

Printed Name:
My Commission Expires:

SUSIE OROZCO
Notary Public - State of Florida
Commission # FF 966856
My Comm. Expires May 10, 2020

State of Florida, County of Miami-Dade

The foregoing instrument (Addendum) was acknowledged before me this 22 day of June, 2018 by Ada L. de Quesada, President of Millenium Natural Health Products, Inc., who [✓] is/are personally known or [ ] has/have produced ______ as identification.

Castellanos
Notary Public

[Notary Seal]

Printed Name: Edgard Castellanos
My Commission Expires: Sept. 18, 2020

EDGARD E. CASTELLANOS
MY COMMISSION # GG 031135
EXPIRES: September 18, 2020
Bonded Thru Notary Public Underwriters